Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated March 22, 2013 (except for Note 1, as to which the date is May 9, 2013, and Note 17, as to which the date is June      , 2013) in Amendment No. 2 to the Registration Statement (Form S-1 No. 333-188783) and related Prospectus of Noodles & Company dated June      , 2013.

Ernst & Young LLP

Denver, Colorado
June      , 2013

The foregoing consent is in the form that will be signed upon the completion of the reverse stock split described in Note 17 to the consolidated financial statements.

/s/ Ernst & Young LLP
Denver, Colorado
June 17, 2013